UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2016

ST. JUDE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	1-12441 (Commission File Number)	41-1276891 (IRS Employer Identification No.)

One St. Jude Medical Drive, St. Paul, MN (Address of principal executive offices)	55117 (Zip Code)

Registrant’s telephone number, including area code: (651) 756-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On January 13, 2016, St. Jude Medical, Inc. (the “Company”) announced that it would change its sales reporting starting in 2016 to closely align with how it will manage the business in five key areas: Heart Failure, Atrial Fibrillation, Neuromodulation, Cardiovascular Disease and Traditional Cardiac Rhythm Management. The Company’s sales results were managed on the basis of its existing product categories through 2015, with the intention that sales reporting be managed under the new classification once it is fully effective in the first quarter of 2016.  Please see Exhibit 99.1 for a map of these changes among product categories and Exhibit 99.2 for comparable revenue in each product category.

Heart Failure (HF): The heart failure product category consists of bi-ventricular cardiac resynchronization therapy (CRT) pacemakers and ICDs, ventricular assist devices (VADs) and the CardioMEMS HF system that monitors pulmonary artery pressure of heart failure patients. In 2015, this category would have made up 25% of comparable sales or $1.494 billion.

Atrial Fibrillation (AF): The atrial fibrillation product category will consist of the same products within the category as previously reported with the addition of Left Atrial Appendage (LAA) closure products. The products include access, diagnostic, visualization and ablation products to assist physicians in diagnosing and treating various irregular heart rhythms and the previously mentioned LAA closure products. In 2015, this category would have made up 19% of comparable sales or $1.124 billion.

Neuromodulation (NM): The neuromodulation product category will consist of the same products within the category as previously reported. Neuromodulation products provide neurostimulation therapy to treat chronic pain and movement disorders. Neurostimulation therapies include spinal cord stimulation (SCS), dorsal root ganglion (DRG) stimulation and radiofrequency ablation for the treatment of chronic pain and deep brain stimulation (DBS) for treating the symptoms of Parkinson’s disease, primary and secondary dystonia and tremor. In 2015, this category would have made up 8% of comparable sales or $475 million.

Cardiovascular (CV) Disease: The cardiovascular product category consist of  heart valve replacement and repair devices (mechanical heart and tissue heart valves),  patent foramen ovale (PFO) closure devices, structural heart defect devices, active vascular closure devices, compression assist devices, pressure measurement guidewires, diagnostic coronary imaging technology (fractional flow reserve and optical coherence tomography), percutaneous catheter introducers, diagnostic guidewires, percutaneous heart pumps (PHPs), renal denervation technology and vascular plugs. In 2015, this category would have made up 21% of comparable sales or $1.211 billion.

Traditional Cardiac Rhythm Management (CRM): The traditional CRM product category consists of single and dual chamber pacemakers and single and dual chamber implantable cardioverter-defibrillators (ICDs). In 2015, this category would have made up 27% of comparable sales or $1.618 billion.

The Company provides comparable sales growth and comparable, constant currency sales growth because St. Jude Medical management believes that in order to understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of the acquisition of Thoratec Corporation (“Thoratec”) in the fourth quarter of fiscal 2015 and foreign currency translation on net sales. St. Jude Medical management uses comparable sales growth and comparable, constant currency sales growth to forecast and evaluate the operational performance of the Company as well as to compare sales of current periods to prior periods.

In calculating comparable sales growth in its non-GAAP measures, the Company includes sales amounts previously reported by Thoratec for periods prior to St. Jude Medical’s acquisition of Thoratec.  In calculating comparable constant currency sales growth in its non-GAAP measures, the company a) excludes the impact to net sales after translating net sales at prior period foreign currency exchange rates and b) includes Thoratec sales amounts for periods prior to St. Jude Medical’s acquisition of Thoratec.  Comparable sales and comparable constant currency sales amounts have not been adjusted to eliminate historical product sales between St. Jude Medical and Thoratec because management believes that such adjustments are not material.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits:

99.1  Product Category Realignment

99.2  Comparable Sales by Product Category

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2016	ST. JUDE MEDICAL, INC.

	By:	/s/ Jason Zellers
Jason Zellers
Vice President, General Counsel
and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Product Category Realignment

99.2	Comparable Sales by Product Category